Exhibit 10.11

CERIDIAN CORPORATION

DEFERRED COMPENSATION PLAN (2002 Revision)

Revised and Restated

First Declaration of Amendment

Pursuant to the retained power of amendment contained in Section 6.2 of the Ceridian Corporation Deferred Compensation Plan (2002 Revision), the undersigned hereby amends the Plan in the manner described below.

1. This First Declaration of Amendment will apply only to deferrals that are subject to the provisions of Section 409A of the Code, namely deferred compensation amounts that were deferred, credited or vested on or after January 1, 2005, and earnings credits thereon. Amounts that were deferred, credited and vested under the Plan as of December 31, 2004, and earnings credits thereon (the “Grandfathered Amount”) will continue to be subject to the terms of the Plan without regard to the First Declaration of Amendment and the Grandfathered Amount is not intended to be subject to Section 409A of the Code. This First Declaration of Amendment is effective January 1, 2005, except to the extent specifically provided otherwise. For purposes of administering the Plan, including crediting amounts to Participant Accounts and making payments under the Plan, the Grandfathered Amount will be treated as maintained under a plan that is separate from the non-Grandfathered Amount that is subject to this First Declaration of Amendment.

2. Section 3.6(i)(ii) is amended and restated effective as of December 1, 2005 to read as follows:

“(ii) Method. On a daily basis, the Administrator will credit the Participant Deferral Account of each Participant with an earnings credit equal to the Account balance multiplied by the daily earnings credit rate for such day. The daily earnings credit rate for each day of the month is equal to the annual prime rate of interest in effect on the last banking day of the immediately preceding month as reported in The Wall Street Journal or other national financial publication selected by the Administrator, divided by 365.”

3. Notwithstanding Section 3.6(j), effective November 9, 2007 in connection with the acquisition of the Company by Foundation Holdings, Inc., the Company Stock Fund ceased to be one of the designated investment funds under Section 3.6(a) of the Plan.

4. Section 3.7 is amended effective as of January 23, 2008 by adding a new paragraph (d) to such section to read as follows:

“(d) With respect to supplemental matching credits credited to a Participant’s Supplemental Matching Account (and related earnings credits) for Plan Years beginning on or after January 1, 2008, the Participant shall vest 100% in such amount as of the last day of the second Plan Year following the Plan Year for which the supplemental matching credit is credited to the Participant’s Account.

5. Section 4.3(c) is amended effective as of January 1, 2009, to eliminate the special death benefit by amending and restating Section 4.3(c) to read as follows:

“(c) Amount. The amount of the lump sum payment will be equal to the vested balance of the Participant’s Account as of the Valuation Date coinciding with or immediately preceding the date on which the payment is made (reduced by the amount of any other distribution from the Account after that Valuation Date).”

6. The Plan is amended by adding a Supplement A to the Plan to read as provided in the attached “Supplement A – Non-Grandfathered Amounts.”

The undersigned has caused this instrument to be executed by its duly authorized officers this 30th day of December, 2008.

CERIDIAN CORPORATION

Attest:	/s/ Michael W. Sheridan	By	/s/ Kairus Tarapore
	Secretary	Name:	Kairus Tarapore
		Title:	EVP, HR

2

Supplement A

Non-Grandfathered Amounts

Ceridian Corporation

Deferred Compensation Plan

Section A-1. Purpose and Application. The purpose of this Supplement A to the Ceridian Corporation Deferred Compensation Plan is to modify and supplement the terms of the Plan only as they apply to deferred compensation amounts that are credited and vested on or after January 1, 2005 and that are subject to the requirements of Section 409A of the Code (the “Non-Grandfathered Benefit”). As it relates to the Non-Grandfathered Benefit, the Plan, as amended by this Supplement A, is intended to satisfy the requirements of Section 409A of the Code and the terms shall be construed and administered in a manner that is consistent with and gives effect to such intention.

Section A-2. Deferrals.

(a) Notwithstanding Section 2.2(a)(v), effective as of January 1, 2005, a Qualified Employee who receives a hardship withdrawal from a 401(k) plan maintained by a Participating Employer, or by any other employer required to be aggregated with the Participating Employer under Code section 414(b), (c), (m) or (o), will have his or her election to defer Base Compensation or Annual Bonus under the Plan cancelled, with any new election subject to the deferral election requirements of Section 3.2.

(b) Affect on Deferral Elections. An Active Participant’s deferral election for a Plan Year is irrevocable after the latest day on which the election may be made except in the event of a distribution on account of an Unforeseeable Emergency or a 401(k) hardship withdrawal under paragraph (4).

(c) Transfers. Notwithstanding Section 2.3, an Employee Participant who transfers to an Affiliate of a Participating Employer will, for the duration of the Plan Year during which the transfer occurs, continue to participate in Participant Deferral Credits pursuant to Section 3.2 of the Plan in accordance with the deferral election in effect before the transfer.

(d) Deferral Elections for New Participants. Notwithstanding Sections 3.2(a)(ii) and 3.2(b)(ii), the special 30-day rule is only applicable to a Qualified Employee who either (i) was not previously eligible to participate in the Plan; or (ii) the Qualified Employee had not been eligible to participate in the Plan (other than the crediting of earnings) at any time during the 24-month period ending on the date the Qualified Employee again becomes eligible to participate in the Plan. Reference to the Plan includes any other non-qualified deferred compensation plan maintained by the Company or an Affiliate that would be treated as a single plan with the Plan under Code section 409A(ii).

Supplement A-1

(e) Bonus Deferral. Notwithstanding Section 3.2(b)(iv), any election to defer an Annual Bonus made by an Employee Participant after the first day of the Plan Year shall apply only to that percentage of the Annual Bonus that is equal to the ratio of the number of days in the Plan Year after the effective date of the election over the total number of days in the Plan Year.

(f) No Discretion to Reduce Deferral Election. Notwithstanding Section 3.2(c), the Administrator may not exercise its discretion to reduce or modify a Participant’s deferral election once it becomes effective.

Section A-3. Restoration Matching Credit. Notwithstanding Section 2.5, each Qualified Employee who, for the Plan Year, is eligible to contribute to the Qualified 401(k) Plan, is eligible to receive a Restoration Matching Credit.

Section A-4. Distribution Elections. If a Participant has made different distribution elections for amounts credited under Sections 3.2, 3.3, 3.4 and 3.5 for particular Plan Years, then, the Administrator will maintain separate subaccounts within each Account, each of which will evidence amounts credited to the Account pursuant to any such election with respect to which the Participant has elected an identical form and timing of distribution.

Section A-5. Vesting of Supplemental Match. Notwithstanding the first sentence of Section 3.7(c) and subject to the second sentence of such section, with respect to any amount credited to the Participant’s Supplemental Matching Account (and related earnings credits) for a given Plan Year, the Participant will vest 100% in such amount as of the last day of the second Plan Year following the Plan Year for which the supplemental match is credited to the Participant’s Account.

Section A-6. Special Transition Election. Notwithstanding Section 4.1(a)(i), Participants may be provided a one-time opportunity on or before December 31, 2006 to elect to either delay or cancel each date made in a prior election provided a Participant may not change a payment election either (1) with respect to payments that he or she would otherwise receive in 2006, or (2) to cause payments to be made in 2006.

Section A-7. Five-Year Referral Election. Notwithstanding Section 4.1(a)(iii), on or after December 31, 2008, a Participant will be provided with only one opportunity to elect to delay each date specified in a prior distribution election. An election pursuant to this Section will not have any effect unless the election (a) is made on a properly completed form received by the Administrator at least twelve (12) months prior to the date that the Participant’s first scheduled payment was to begin, (b) is not effective until at least twelve (12) months after the date on which the election is made, and (c) delays the payment at least five (5) years beyond the distribution date originally specified.

Section A-8. Distributions.

(a) No Acceleration of Distribution. Provisions of Section 4.1(c) and 4.2(d)(iii) shall not apply to a Participant’s Non-Grandfathered Accounts.

Supplement A-2

(b) Time. Except as otherwise provided under A-7 relating to the 5-year redeferral rule, distribution to a Participant will be made or commenced on or as soon as administratively practicable, but not more than ninety (90) days, after the date of the Participant’s Disability, Retirement or other Severance.

(c) Retirement or Disability. Notwithstanding Section 4.2(b)(ii), upon a Participant’s Retirement or Disability, distribution to the Participant will be made in the form of a lump sum cash payment, unless the Participant has properly elected in accordance with Plan Rules to receive his distribution in an alternative form.

(d) Election. Except as otherwise specifically provided in the Plan, each Participant will be provided with one opportunity to irrevocably elect in accordance with Plan Rules the form of distribution (among the forms described in paragraph (f)). The election must be made prior to the Plan Year during which the Participant’s services are performed for which the credits under Sections 3.2, 3.3, 3.4 or 3.5 relate (together with earnings credits thereon), or, if the Participant satisfies the requirements of Section A-2(d), within such 30-day period. Notwithstanding the foregoing, Participants may be provided a one-time opportunity on or before December 31, 2006 to elect an alternative form of distribution (lump sum or installments described in paragraph (f)) of amounts credited to the Participant’s Account prior to January 1, 2007 provided a Participant may not change a payment election with respect to payments that he or she would otherwise receive in 2006.

(e) 5-Year Redeferral Election. If the time for making an election under paragraph (d) has expired, Participant may elect to change the form of his or her distribution to a form described in paragraph (f) or to a single lump sum, provided the election (i) is made on a properly completed form received by the Administrator at least twelve (12) months prior to the date that the Participant’s first scheduled payment was to begin; (ii) is not effective until at least twelve (12) months after the date on which the election is made, and (iii) delays the commencement of the payment at least five (5) years beyond the date the payment was otherwise scheduled to begin.

(f) Installments. A Participant may elect to receive his or her distribution in cash in the form of five (5), ten (10) or fifteen (15) annual installment payments. For purposes of Code section 409A, an installment distribution will be treated as a single payment.

Section A-9. Divestures. Notwithstanding Section 4.2(d)(i)(1), in the event of the sale of some or all of the assets of a Participating Employer to an unrelated third party which would otherwise cause a Qualified Employee to experience a Severance, the Participating Employer and the buyer may retain the discretion to specify and may specify whether a Qualified Employee has experienced a Severance as permitted under Treas. Reg. Section 1.409A-1(h)(4).

Section A-10. Section 162(m) Deferral. Payment of a Participant’s Non-Grandfathered Amount may be delayed under Section 4.4 if any only to the extent the Company complies with the requirements of Treas. Reg. Section 1.409A-2(b)(7)(i).

Supplement A-3

Section A-11. Suspension. Notwithstanding Section 4.6, payment of installment distributions of a Participant’s Non-Grandfathered Amount shall not be suspended upon reemployment.

Section A-12. Six-Month Suspension for Specified Key Employee. If at the time of the Participant’s Severance (other than on account of death) the Participant is a “specified employee” (as defined in Treas. Reg. Section 1.409A-1(i)), then for purposes of complying with the requirements of Section 409A(a)(2)(B)(i) of the Code, any payment due the Participant on account of his or her Severance will be suspended and not paid until the first day immediately following the date that is six (6) months after the date of the Participant’s Severance (or if earlier, upon the Participant’s death).

Section A-13. Source of Payment of Benefits. The Company shall provide that no assets held by a grant or trust under Section 5.1 that relate to the Non-Grandfathered Benefits will be held outside of the United States in violation of Code Section 409A(b)(1).

Section A-14. Termination of Participation. Notwithstanding Section 6.3(b), the Company will cause the Participant’s Non-Grandfathered Amount in the Plan to be distributed to the Participant in the form of an immediate lump sum cash payment if (and only to the extent) the Participant’s interest in the Plan has become subject to tax under Code section 409A.

Section A-15. Plan Termination. Notwithstanding Section 6.4, acceleration of distributions following a termination of the Plan will be made if and only to the extent and at the times permitted under Code section 409A.

Section A-16. Definitions. With respect to a Participant’s Non-Grandfathered Amount, Section 7.5 is amended effective as of January 1, 2005 by amending, or restating the following definitions to read as follows:

Disability. The definition of “Disability” under Section 7.5 is amended effective as of January 1, 2005 by adding the following sentence after the first sentence of such definition: “Notwithstanding the preceding sentence, a Participant will be treated as experiencing a Disability only if such Disability constitutes a “disability” within the meaning of Code section 409A.”

Matching Percentage. “Matching Percentage” means with respect to a Qualified Employee, the percentage that would be used in calculating the Participating Employer’s matching contribution under the Qualified 401(k) Plan (but not including any performance or discretionary matching contributions) on behalf of such Qualified Employee (for the Qualified 401(k) Plan year ending with or within the Plan Year for this Plan) determined by assuming that the Qualified Employee had contributed the maximum amount permitted under the Qualified 401(k) Plan.

Participating Employer. The definition of “Participating Employer” under Section 7.5 is amended to include any other entity with whom the Participating Employer would be treated as a single employer under Code Section 414(b) or 414(c).

Qualified 401(k) Plan. The definition of “Qualified 401(k) Plan” under Section 7.5 is amended by changing the phrase “Company” to “Participating Employer” where it appears in such definition.

Supplement A-4

Severance. “Severance” means:

(a) the date on which (1) an Employee Participant’s employment relationship is severed with each of the Participating Employers, or (2) an Employee Participant experiences a change in employment status with each of the Participating Employers and such change constitutes a “separation from service” within the meaning of Code section 409A. The Employee Participant’s employment relationship will be treated as remaining intact while the Employee Participant is on a military leave, a sick leave or other bona fide leave of absence (pursuant to which there is a reasonable expectation that the Employee Participant will return to perform services for Participating Employers) but only if the period of such leave does not exceed six (6) months, or if longer, so long as the Employee Participant retains a right to reemployment by the Participating Employers under applicable statute or by contract, provided, however, a twenty-nine (29) month period of absence may be substituted for such six (6) month period of absence where the Employee Participant’s leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months and such impairment causes the Employee Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment. In all cases, the Employee Participant’s Severance must constitute a “separation from service” under Section 409A of the Code and any “separation from service” under Section 409A of the Code shall be treated as a Severance.

(b) the date on which a Director Participant ceases to be a member of the Company’s board of directors and has terminated all contractual relationships as an independent contractor of the Participating Employers such that he or she has experienced a “separation from service” within the meaning of Code section 409A.

Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined under Code section 152(a)), (ii) loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but only if and to the extent the Administrator determines that such Unforeseeable Emergency constitutes an “unforeseeable emergency” under Code section 409A.

Supplement A-5